Exhibit 4.11
Form of Irrevocable Voting Proxy
     The undersigned hereby irrevocably appoints Mr. Haidong Pang/Guoxiang Liu, as his or her true and lawful attorney and proxy, with full power of substitution for and in his or her name, with respect to all of the shares of Linkage Technologies International Holdings Limited (the “Company”) held by him or her, to vote and otherwise act at any and all meetings of shareholders of the Company and to give written consent on behalf of the undersigned to any and all matters of the Company requiring shareholder approval.
     This Proxy shall become effective as of November           , 2009 and shall automatically terminate with respect to any such Shares upon the transfer and disposition of such Shares not otherwise in violation of any agreement with the Company.
     Neither this Proxy nor any provision hereof may be modified, waived, discharged, or terminated orally, but only by an instrument in writing executed by the parties hereto.
     This Proxy shall be governed by the laws of the State of New York, USA (without giving effect to the conflict of laws provisions). This Proxy may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have duly executed this Proxy on the date first written above.

/S/

Accepted and agreed by:

/S/

[Haidong Pang] [Guoxiang Liu]